Supplemental Proxy Information
The Annual Meeting of the Stockholders of the Fund was held on June 15, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes     Votes
                                              Favor of     Against   Abstained


1.  To elect the followingAndrew McNally IV   19,831,274     281,154         0
                          Frederick O. Roberts19,842,281     270,147         0
                          Harold J. Schaaff, J19,824,425     288,003         0
                          Fergus Reid         19,812,333     300,095         0
                          Graham E. Jones     19,840,014     272,414         0
                          John D. Barrett II  19,832,102     280,326         0
                          Samuel T. Reeves    19,801,555     310,873         0
                          Gerard E. Jones     19,824,541     287,887         0


The Annual Meeting of the Stockholders of the Fund was reconvened on August 1, 2000. The following is a summary of the proposal presented and the total number of shares voted:

Proposal:                                     Votes  in    Votes     Votes
                                              Favor of     Against   Abstained


2.  To ratify the selection of Ernst & Young L19,390,895      48,845    67,694
     independent accountants of the Fund